Exhibit 10.2

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made effective as of May 10, 2024, by and between (i) JGB Partners, LP (“JGB Partners”), JGB Capital, LP (“JGB Capital”) and JGB Capital Offshore Ltd. (“JGB Offshore” and collectively with JGB Partners and JGB Capital, the “Holders” and each a “Holder”), (ii) 22nd Century Group, Inc., a Nevada corporation (the “Company”), (iii) each of the subsidiaries of the Company executing this Agreement as guarantors (collectively, the “Subsidiary Guarantors”, and together with the Company, the “Company Parties”), and (iv) JGB Collateral, LLC, as collateral agent for the Holders (the “Agent”).

RECITALS

WHEREAS, the Holders, the Agent and the Company are parties to that certain Securities Purchase Agreement, dated as of March 3, 2023 (as amended on October 16, 2023, December 22, 2023, and April 5, 2024, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “SPA”), whereby, among other things, (i) the Company has issued to the Holders, and the Holders have acquired from the Company, certain 7% Original Issue Discount Senior Secured Debentures due March 3, 2026, in the aggregate original principal amount of $21,052,632 (as amended on October 16, 2023, December 22, 2023, and April 5, 2024, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with their provisions, the “Debentures”) and certain Common Stock Purchase Warrants to purchase an aggregate of 31,060 shares of the Company’s common stock at an exercise price of $205.248 per share as adjusted for the Company’s reverse stock split occurring July 5, 2023 and April 2, 2024 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with their provisions, “Warrants”) (for the avoidance of doubt 10,418 Warrants were redeemed on October 16, 2023 and as such, only 20,645 Warrants are outstanding), (ii) each of the Subsidiary Guarantors have executed and delivered to the Agent that certain Subsidiary Guaranty (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Guaranty”), dated March 3, 2023, pursuant to which each such Subsidiary Guarantor guaranteed, among other things, payment of the Obligations (as defined in such Guaranty), (iii) each Company Party executed and delivered to the Agent that certain Security Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Security Agreement”), dated March 3, 2023, whereby each Company Party granted a first ranking lien and security interest in substantially all of its assets to the Agent as security for the Company Parties’ obligations under the Transaction Documents (as defined in the SPA);

WHEREAS, the Holders are the owner of Debentures having an original principal amount of $21,052,632;

WHEREAS, pursuant to Section 2(e) of the Debentures, the Holders are entitled to an Exit Payment equal to five percent (5%) of the original principal amount of the Debentures, which is $1,052,632, payable on the Maturity Date or the earlier repayment of the Debentures (the “Exit Payment”); and

WHEREAS, the Company and the Holders have agreed to enter into this Agreement pursuant to which (i) a portion of the redeemed Warrants owned by the Holders with remaining obligation of $500,000, (ii) the Holders’ right to the Exit Payment of $1,052,632, and (iii) a portion of the outstanding principal balance of the Debentures equal to $775,000 (which shall be allocated pro rata among the Debentures) (collectively, the “Exchange Consideration”), subject to the terms of this Agreement, shall be exchanged (the “Exchange”) for 395,000 shares of the Company’s common stock (the “Shares”) at an effective price per Share of $1.69, and 980,000 pre-funded warrants to purchase shares of common stock of the Company in the form attached hereto as Exhibit A (the “Pre-Funded Warrants”) at an effective price per Pre-Funded Warrant of $1.69.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE I.        EXCHANGE

1.01           The Exchange. At the Closing (as defined below), the Company and the Holders shall, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), exchange the Exchange Consideration for the Shares (the “Exchange”), as follows:

(a)    Closing. The Exchange shall occur remotely via exchange of signatures on the date hereof (the “Closing”). The Closing shall be subject to the execution of the Amendment Agreement.

(b)    Consideration. On the Closing Date, the Shares shall be issued to Holders in exchange for the Exchange Consideration in accordance with the allocation and instructions provided by the Holders.

(c)    Delivery. In the Exchange, the Company shall, at the Closing, cause its outside corporate counsel to deliver a Rule 144 legal opinion to the Company’s transfer agent permitting the issuance of the Shares and Pre-Funded Warrants free from any Securities Act restrictive legend or other trading restrictions of any kind, such that the Shares and the shares of Common Stock issued on exercise of the Pre-Funded Warrants are, in each case, issued in free trading book-entry form to the Holders and shall not contain any restrictive legends. Each Holder shall deliver a representation letter related to the legal opinion in a form acceptable to Company’s outside corporate counsel. In connection with the Closing, the Holder shall deliver to the Company and the Company’s transfer agent DWAC instructions to permit the transfer agent to deliver the Shares via DWAC in accordance with the Holders’ written instructions.

(d)    Debentures. For the avoidance of doubt, following the Exchange, the outstanding principal balance of the Debentures shall be $9,824,632. The Debentures, the SPA, the Guaranty, the Security Agreement and other Transaction Documents shall remain in full force and effect in accordance with its terms and nothing herein shall be deemed to modify or amend any of the Debentures. This Agreement is without prejudice to all of Holders’ rights and remedies under the Debentures, all of which are expressly reserved.

1.02           Other Documents. The Company and the Holders shall execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the Exchange pursuant to the terms of this Agreement.

ARTICLE II.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Holder as of the date hereof as follows:

2.01           Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

2.02           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Shares and the Pre-Funded Warrants in accordance with the terms hereof. The issuance of the Shares and the Pre-Funded Warrants in the Exchange does not require the consent of the Company’s stockholders or violate any rules or regulations of the Company’s principal Trading Market. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company, and no further consent or authorization of the Company or its board of directors or stockholders is required. When executed and delivered by the Company, this Agreement and the Pre-Funded Warrants shall constitute a valid and binding obligation of the Company, enforceable against each the Company in accordance with their respective terms.

2.03           Issuance of Shares. When the Shares are issued in accordance with the terms of this Agreement, the Shares shall be validly issued and outstanding, fully-paid, non-assessable and free any clear of all liens, of any pre-emptive rights and rights of refusal of any kind. The Holders’ holding period of the Shares and Pre-Funded Warrants for purposes of Rule 144 shall tack to the Holders’ holding period of the Debentures for purposes of Rule 144. The Company will not take any position to the contrary and will cause its counsel to provide an opinion to the Holders regarding the foregoing if requested by the Holders.

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE HOLDER

Each Holder represents and warrants to the Company as of the date hereof as follows:

3.01           Organization and Standing of the Holder. Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Holder is the record and beneficial owner of its Debenture free and clear of all liens.

3.02           Authorization and Power. Holder has the requisite power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of Holder or its board of directors or stockholders is required. When executed and delivered by Holder, this Agreement shall constitute the valid and binding obligations of Holder enforceable against Holder in accordance with its terms.

ARTICLE IV.   DISCLOSURE OF TRANSACTION

4.01           Disclosure of Transaction. The Company shall, by 5:29 p.m. eastern time on the date hereof, file a Current Report on Form 8-K with the Securities and Exchange Commission describing the material terms of this Agreement.

ARTICLE V.      MISCELLANEOUS

5.01           Amendment. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Holders.

5.02           Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be delivered in accordance with Section 9(a) of the Debentures.

5.03           Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

5.04           Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

5.05           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.

5.06           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

5.07           Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the SPA or Debentures, as applicable.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

By:
Name:
Title:

HOLDERS:

JGB CAPITAL LP

JGB PARTNERS LP

JGB CAPITAL OFFSHORE LIMITED

By:
Name:	Brett Cohen
Title:	President

Exhibit A

Pre-Funded Warrant